Index Plus Fund, Inc.

2820 Hanover Avenue	Tel:  214-691-6460
Dallas, Texas  75225	Fax:  214-692-0709



August 16, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Re:  Change of Auditor for Index Plus Fund, Inc.

Dear Sir:

Effective June 16, 2004, the Shareholders of Index
Plus Fund, Inc. voted unanimously to change the Fund Auditors. This change was made strictly due to lower cost for the new auditor. As you can see from the copy of the letter notifying the old auditor of the change, there are no disagreements or issues of any kind relating to previous audits or other matters.

Sincerely,


By /s/ Laura S. Adams
---------------------
Laura S. Adams
President




Index Plus Fund, Inc.

2820 Hanover Avenue	Tel:  214-691-6460
Dallas, Texas  75225	Fax:  214-692-0709



June 17, 2004

Attn: Randall Pincu
HEIN & ASSOCIATES LLP
14755 Preston Road, Suite 320
Dallas, Texas 75254

Dear Randall:

The Fund has engaged Helin, Donovan, Trubee &
Wilkinson, LLP(Helin, Donovan) to audit our financial statements and for all other required procedures for the year ending December 31, 2004. If they make any inquiries or requests for workpapers, we hereby authorize you to respond fully and without limitation to their requests.

Please allow Helin, Donovan to copy any information needed from files related to our financial statements that they request(unless proprietary in nature) and bill our company for the reproduction costs.

The chief accountant's office of the SEC has responded to Helin, Donovan that for mutual fund filers, the notification for change in auditor is required disclosure in the Form N-SAR, item 77-K, which we will include with our upcoming N-SAR filing for the period ended 6/30/04.

We have represented to Helin, Donovan that we are not involved with your firm in any dispute about accounting principles, auditing procedures, or similarly significant items and that we have paid in full for all services rendered by you to date. You may be contacted by Mr. Tom Donovan, managing partner of this audit firm, concerning these matters.

Sincerely yours,




By /s/ Laura S. Adams
---------------------
Laura S. Adams
President, Index Plus Fund, Inc.